Exhibit 23.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of FitLife Brands, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of May 18, 2015, by and among iSatori, Inc., the Company and ISFL Merger Sub, Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: July 7, 2015

By: _/s/ Stephen Adelé
       Stephen Adelé